XRG, INC.

                       WRITTEN CONSENT IN LIEU OF SPECIAL
                          MEETINGS OF SHAREHOLDERS AND
                               BOARD OF DIRECTORS

                       Re: Increase in Authorized Shares
                       ---------------------------------

         The undersigned, being a holder of a majority of the shares of common stock and all of the directors of XRG, INC., a Delaware corporation (the "Corporation"), hereby agree, consent to, adopt and order the following corporate actions in lieu of holding formal meetings regarding the same, pursuant to the applicable provisions of Sections 141 and 228 of the General Corporation Law of the State of Delaware.

         WHEREAS, the majority shareholder and members of the Board of Directors of the Corporation deem it to be in the best interests of the Corporation to increase the number of shares of common stock the Corporation is authorized to issue in order to facilitate the raising of additional capital for business expansion and possible acquisitions; and

         WHEREAS, the majority shareholder and members of the Board of Directors of the Corporation have determined that the appropriate total number of shares of common stock that should be authorized in order to accomplish the foregoing purposes is 500,000,000 shares, par value $.001 each.

         NOW, THEREFORE, BE IT RESOLVED that an increase in the authorized common stock of the Corporation to 500,000,000 shares, par value $.001 each, is hereby ratified and approved.

         FURTHER RESOLVED, that the following amendment to the Certificate of Incorporation of the Corporation is hereby ratified and approved:

                  Article FOURTH is amended to read in its entirety as follows:

                  FOURTH: The Corporation shall be authorized to issue one class of capital stock designated as Common Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 500,000,000 shares, par value $.001 per share. Each share of Common Stock is entitled to one (1) vote per share.

         FURTHER RESOLVED, that the President and Secretary of the Corporation are authorized and directed to execute and file with the Secretary of State of the State of Delaware an appropriate Certificate of Amendment to the Certificate of Incorporation of the Corporation in order to implement the foregoing amendment.

         FURTHER RESOLVED, that the actions set forth herein are ratified and approved as being fair and reasonable and in the best interests of the Corporation.

         FURTHER RESOLVED, that the actions set forth herein shall be effective as of the 30th day of July, 2004.

         IN WITNESS WHEREOF, the undersigned have executed this Consent as of the 29th day of July, 2004.

MAJORITY SHAREHOLDER:               DIRECTORS:

BARRON PARTNERS LP

By: Andrew Barron Worden        /s/ Kevin P. Brennan
__________________________      ________________________________
                                Kevin P. Brennan
As: Managing Partner
___________________________     /s/ Donald G. Huggins, Jr.
                                ________________________________
                                Donald G. Huggins, Jr.

                                /s/ Stephen Couture
                                ________________________________
                                Stephen Couture

7/29/2004 2:29 PM
42967.104797
#324709 v1 - XRG Written Consent